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Exhibit 99.1

FOSTER WHEELER APPOINTS THIERRY DESMARIS TREASURER

Brian K. Ferraioli Named Acting Chief Financial Officer

HAMILTON, BERMUDA, January 28, 2004–Foster Wheeler Ltd. (OTCBB: FWLRF) announced today the appointment of Thierry Desmaris as vice president and treasurer. The company has also appointed Brian K. Ferraioli to serve as acting chief financial officer. Previously, Mr. Desmaris was vice president, finance and Mr. Ferraioli was vice president and controller. Kenneth Hiltz who served as chief financial officer and Ryan Esko who served as treasurer, both of AlixPartners, LLC, have resigned their positions in conjunction with the completion of AlixPartners’ assignment with the company. The appointments are effective January 30, 2004. The company expects to appoint a permanent chief financial officer by the mid-year.

“Thierry has an excellent background in financial and operational controls and has provided important financial leadership during his tenure at Foster Wheeler Continental Europe. He is well versed in our international treasury operations and will be a key member of our senior financial team as we move forward,” stated Raymond J. Milchovich, Chairman, President and CEO of Foster Wheeler. “Brian is a complete financial professional who brings a broad accounting, financial management and planning expertise to his new position. His experience as CFO of a number of our subsidiaries coupled with his deep understanding of Foster Wheeler’s global operations will serve the Company well as we complete our restructuring efforts.”

“I want to thank AlixPartners for their fine work over the past year helping manage our financial operations and assisting in our restructuring efforts,” continued Mr. Milchovich. “The AlixPartners team helped us significantly improve our cash management, tighten our financial and project controls and implement more rigorous contracting standards. They have been integral to the progress we have made in building a better and stronger company.”

Mr. Desmaris has been with Foster Wheeler for 17 years and was most recently vice president, Finance of Foster Wheeler Ltd., in which function he has been working on the ongoing corporate restructuring. Prior to that, he served as chief financial officer of Foster Wheeler

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Continental Europe. His previous assignments included assistant controller and director of project finance, Foster Wheeler Ltd., as well as various financial roles with the company’s international subsidiaries. Mr. Desmaris began his career as an operations research analyst with McDermott, Inc. He holds a bachelor’s degree in economics from Columbia University and an M.B.A. from Syracuse University.

Mr. Ferraioli, a 25-year veteran of Foster Wheeler, most recently served as vice president and controller of Foster Wheeler Ltd. worldwide. Among his previous assignments, he was vice president and chief financial officer of Foster Wheeler USA and Foster Wheeler Power Systems, and vice president of Project Finance at Foster Wheeler International, Reading, UK. In addition to serving in various corporate finance roles, he was also CFO of Foster Wheeler Iberia, Madrid, as well as assistant controller of Foster Wheeler Italiana, Milan. Mr. Ferraioli is a Certified Public Accountant, and holds an M.B.A. from Columbia University, as well as a bachelor's degree in accounting from Seton Hall University.

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Notes to Editors:

1.	Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of design, engineering, construction, manufacturing, project development and management, research and plant operation services. Foster Wheeler serves the refining, oil and gas, petrochemical, chemicals, power, pharmaceuticals, biotechnology and healthcare industries. The corporation is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, New Jersey, USA. For more information about Foster Wheeler, visit our Web site at www.fwc.com.

2.	Safe Harbor Statement

This news release contains forward-looking statements that are based on management’s assumptions, expectations and projections about the various industries within which the Corporation operates. These include statements regarding our expectations regarding revenues (including as expressed by our backlog), liquidity, the outcome of litigation and legal proceedings and recoveries from customers for claims and the costs of current and future asbestos claims and the amount and timing of related insurance recoveries. Such forward-looking statements by their nature involve a degree of risk and uncertainty. The corporation cautions that a variety of factors, including but not limited to the following, could cause business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the energy, power, oil and gas, pharmaceutical, chemical/petrochemical and environmental industries, changes in the financial condition of our customers, changes in regulatory environment, changes in project design or schedules, changes in estimates made by the company of costs to complete projects, contract

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cancellations, changes in trade, monetary and fiscal policies worldwide, currency fluctuations, outcomes of pending and future litigation, including litigation regarding our liability for damages and insurance coverage for asbestos exposure, protection and validity of patents and other intellectual property rights, increasing competition by foreign and domestic companies, changes in financial markets, war and/or terrorist attacks on facilities either owned or where equipment or services are or may be provided, compliance with debt covenants, monetization of certain power systems facilities, implementation of our restructuring plan, recoverability of claims against customers and others, changes in estimates used in critical accounting policies, and the outcome of cash-generation initiatives. Other factors and assumptions not identified above were also involved in the formation of these forward-looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described above in connection with any forward-looking statements that may be made by us.

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1-28-04

Media Contact:	Richard Tauberman	908-730-4444

Other Inquiries:		908-730-4000